Exhibit 99.1
January 31, 2008
FOR IMMEDIATE RELEASE:
SeraCare Files 10-K Annual Report for Fiscal Year 2007
-New Management Team in Place, Company Poised for Long-term Growth-
Milford, MA, January 31, 2008— SeraCare Life Sciences, Inc. (SRLS:PK) today filed a Form 10-K Annual Report for the fiscal year ended September 30, 2007, with the Securities and Exchange Commission.
SeraCare finished fiscal year 2007 with revenues of $47.3 million and an operating loss of $12.2 million. Importantly, the 2007 operating loss includes the following: a one-time charge of $5.2 million related to the impairment of an intangible asset; costs related to corporate reorganization of $5.2 million; and a non-cash charge of $2.4 million related to stock based compensation associated with the issuance of stock options. The Company’s net loss for fiscal year 2007 was $13.2 million or 83 cents per share on a fully diluted basis.
As of September 30, 2007, SeraCare had $9.5 million in cash and cash equivalents and total assets of $58.4 million. The Company had $25.5 million in current assets compared to $5.4 million in current liabilities and $2.1 million of long-term debt at September 30, 2007.
“Our employees and customers have demonstrated ongoing dedication to SeraCare, sustaining both product quality and our revenue base throughout the reorganization process. We believe that with the filing of this 10-K, we can now focus completely on building a world-class organization serving the global life sciences industry,” stated Susan Vogt, President and CEO of SeraCare. “We are now well positioned with a new management team and a first-class product and service portfolio to complete SeraCare’s transformation and attain long-term sustainable growth.”
SeraCare Recent and Fiscal 2007 Highlights
•	Emerged from bankruptcy paying all creditors in full

•	Raised $20.2 million in a successful rights offering with participation by holders of 83% of its shares

•	Reorganized operations, including closing California and Pennsylvania facilities and divesting a non-core low-margin business unit

•	Secured a $10 million line of credit to provide working capital when necessary

•	Completed recruitment of a new management team

•	Announced $23.7 million seven-year contract with AIDS unit of the National Institutes of Allergy and Infectious Disease (NIAID) at the National Institutes of Health to provide management and oversight of the NIAID’s disease study specimens

•	Expanded our product offerings for the diagnostic and biopharmaceutical markets

•	Commenced build-out of 60,000 square foot cutting-edge research and manufacturing facility in Milford, MA to house all Massachusetts operations, including corporate headquarters
About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human and animal diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors, changes in the regulatory environment, the availability of financing, and results of litigation and government investigation. Many of these factors are beyond our ability to control or predict.
Contacts
Gregory A. Gould
SeraCare Life Sciences, Inc.
508-244-6400
Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060